EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and effective this 29th day of April, 2002, by POP STARZ INC., a Florida corporation, with its principal place of business at 2500 North Military Trail, Suite 225-D, Boca Raton, Florida 33431 ("Pop Starz"), and Jamisen Tiangco, whose address is 2140 Secoffee Street #1, Miami, Florida 33133 ("Employee").

     WHEREAS, Pop Starz is in the business of operating children's and young adults' entertainment talent development programs, including dance, acting, voice, and exercise (the "Business"); and

     WHEREAS, Pop Starz wishes to retain the Employee, and the Employee wishes to be retained in such capacity and perform certain services for Pop Starz, to promote the interests of the Business;

     NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

1. The above recitals are true and correct and incorporated herein by reference.

2. Pop Starz hereby retains Employee as its Director of Programs, and Employee hereby accepts such engagement, under the conditions and requirements specified herein, as an employee of Pop Starz, with such duties and responsibilities as may reasonably be assigned pursuant to this Agreement.

3. Employee's principal duties shall include the following: dance instruction, choreography, public relations and in charge of all instructors and office staff excluding Tawanna Charlton- Hall.

4. Employee shall work on an as-needed basis, and Employee's compensation shall be as follows: (a) $50.00 per hour of class taught, (b) Pop Starz' payment of 25% of the Employee's monthly individual health insurance premium through Pop Starz Group Health Plan; (c) beginning with the 2nd Quarter of 2002, 10% of the net pre-tax profits of Pop Starz during each Quarter worked, as determined by Pop Starz' quarterly financial statements, payable within 10 business days after the quarterly financial statement is finalized by Pop Starz; and (d) after the completion of two (2) years with Pop Starz (calculated as two years from the date of Employee's first paycheck from Pop Starz), Employee shall be entitled to 10% of Pop Starz' outstanding shares of common stock as of that date.

5. Employee acknowledges that this employment is "at will" and the parties agree that this agreement may be terminated by either party upon two (2) weeks written notice if "without cause" (for any reason whatsoever). Pop Starz shall also have the right to terminate this agreement for "cause." For purposes of this agreement, "cause" shall include the inability of the Employee, through sickness or other incapacity, to perform the duties under this agreement for a period in excess of two (2) months: the refusal of the Employee to follow the directions of Pop Starz board of directors or executive officers; dishonesty; theft; moral turpitude or conviction of a crime.

6. Employee acknowledges that she will have access to significant Confidential and Propriety Information of Pop Starz including client and vendor names, Pop Starz talent development services and techniques, and any information, formula, pattern, compilation, program, device, method, technique, or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Employee further acknowledges that all such Confidential and Propriety Information is of unique and great value to Pop Starz, and is essential to Pop Starz's preservation of its Business and goodwill. Accordingly, Employee agrees that all such Confidential and Propriety Information will be acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, and that Employee will not misappropriate, or otherwise disclose (directly or indirectly) to any third party without the written permission of Pop Starz, any such Confidential and Propriety Information. In the event Employee is required to make disclosure pursuant to any state or federal law or pursuant to proper court or similar governmental order, Employee shall provide Pop Starz with at least twenty (20) days' prior written notice of such required disclosure so that Pop Starz may take such actions as it may deem necessary or appropriate. This provision shall survive termination of this agreement for a period of one (1) year.


                              Employment Agreement
                                    Page 120
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7.   Employee  further  agrees  that  any  and  all  products,  designs,  talent development techniques, art works and work product of any nature whatsoever developed by Employee or anyone at PopStarz, whether or not during working hours and which has or may have applicability to any aspect of Pop Starz's Business, as determined by Pop Starz in its sole discretion (collectively "Work Product"), shall be the sole and exclusive property of Pop Starz, and Employee hereby irrevocably conveys to Pop Starz all of Employee's right, title and interest in and to all Work Product which may be developed during employment by Pop Starz

8. Employee agrees that while this agreement is in effect and for a period of one (1) year following termination hereof, Employee will not in any way compete with the Business of Pop Starz within one-hundred (100) miles of Pop Starz's offices , including that Employee will not solicit any current of former employee of Pop Starz or any of Pop Starz's actual or prospective clients or vendors.

9.   Miscellaneous.

     Time is of the essence of this agreement. This agreement is made in the State of Florida and shall be governed by Florida law. This is the entire agreement between the parties and may not be modified or amended except by a written document signed by the party against whom enforcement is sought. This agreement may be signed in more than one counterpart (including by facsimile), in which case each counterpart shall constitute an original of this agreement. Any paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this agreement. Wherever used herein, the singular shall include the plural, the plural shall include the singular, and pronouns shall be read as masculine, feminine or neuter as the context requires. The provisions of this agreement shall be deemed severable, in whole or in part. Any dispute arising out of or relating to this agreement will be resolved in the courts of Palm Beach County, Florida, and the prevailing party shall be entitled to reasonable costs and attorney's fees. This agreement is a personal services contract and may not be assigned by Employee without the prior written consent of Pop Starz.


     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.


POP STARZ INC.


By /s/ Michelle Tucker /s/
       Michelle Tucker, President


EMPLOYEE


/s/ Jamisen Tiangco /s/
    Jamisen Tiangco




                              Employment Agreement - 2

                                    Page 121


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